CONFORMED COPY

As filed with the Commission on December 7, 2007 – Registration No. [•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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FRANCE TELECOM

(Exact name of Registrant as specified in its charter)

Republic of France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6, place d’Alleray

75505 Paris Cedex 15

France

(Address of Registrant’s principal executive offices)

FRANCE TELECOM U.S. EMPLOYEE SHAREHOLDING PLAN

ORANGE SUCCESS 2007

(Full title of the plan)

Michel Huet

France Telecom North America

1270 Avenue of the Americas

New York, New York 10020

(212) 332-2100

(Name, address and telephone number of agent for service)

Copies to:

Sami L. Toutounji

Shearman & Sterling LLP

114, avenue des Champs-Elysées

75008 Paris, France

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value €4.00 per share (“Ordinary Shares”)(1)	200,000 (2)	$30.20 (3)	$6,040,000	$185.43

(1)

American Depositary Receipts evidencing American Depositary Shares issuable upon request after expiration of the two-year lock-up period on deposit of the Ordinary Shares have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-6812) and currently are traded on the New York Stock Exchange under the ticker symbol “FTE”.

(2)

This Registration Statements covers up to 200,000 Ordinary Shares that may be sold to eligible employees under the France Telecom US Employee Shareholding Plan Orange Success 2007 (the “Plan”). The amount being registered also includes an indeterminate number of shares of Ordinary Shares which may be offered as a result of stock splits, stock dividends and anti-dilution provisions and other terms, including the distribution by the French State of free ordinary shares to holders of shares purchased in this offering after three years, in each case in accordance with Rule 416.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the offering price under the plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate by reference:

– our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 (File No. 1-14712) (our “Annual Report”), filed on June 25, 2007 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the description of our Common Shares contained in Item 10 therein;

– the unaudited consolidated financial statements for the six months ended at June 30, 2007 and 2006, including supplemental disclosures required under US GAAP and regulations applicable to France Telecom submitted to the Commission under cover of Form 6-K pursuant to the Exchange Act on October 25, 2007;

– the third quarter 2007 financial results submitted to the Commission under cover of Form 6-K pursuant to the Exchange Act on October 25, 2007;

– the France Telecom’s Management Discussion and Analysis for the six month period ended June 30, 2007 submitted to the Commission under cover of Form 6-K pursuant to the Exchange Act on August 3, 2007, except for the information regarding “CAPEX”, “GOM”, and “GOM – CAPEX” which is excluded from such incorporation by reference and does not form part of this Registration Statement;

– the press release regarding the sale of Orange mobile and Internet operations in the Netherlands to Deutsche Telecom submitted to the Commission under cover of Form 6-K pursuant to the Exchange Act on September 28, 2007;

– the press release relating to France Telecom’s “Investor Day” submitted to the Commission under cover of Form 6-K pursuant to the Exchange Act on December 5, 2007, except for the information regarding “GOM” which is excluded from such incorporation by reference and does not form part of this Registration Statement.

All documents that we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We maintain liability insurance for our directors and officers, including insurance against liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit List.

Item 9.	Undertakings.
(a)	We undertake:

(1)        To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        We further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then, unless in the opinion of our counsel the matter has been settled by controlling precedent, we will submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, France Telecom certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France as of December 6, 2007.

FRANCE TELECOM

By:	/s/ Gervais Pellissier
Name:	Gervais Pellissier
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Didier Lombard, Gervais Pellissier, Jacques de Galzain, and each of them severally, his true and lawful attorney or attorneys, with power of substitution and resubstitution to sign in his name, place and stead in any and all such capacities, the registration statement on Form S-8 (the “Registration Statement”) to be filed by France Telecom (the “Registrant”) with the United States Securities and Exchange Commission (the “Commission”) in connection with the France Telecom US Employee Shareholding Plan Orange Success 2007, and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and any registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which relates to the Registration Statement, and to file any of the same with the Commission. Each of said attorneys shall have power to act with or without the other, and shall have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed this Power of Attorney, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities as of December 6, 2007.

Name and Signature	Title

/s/ Didier Lombard
Didier Lombard	Chairman and Chief Executive Officer

/s/ Gervais Pellissier
Gervais Pellissier	Chief Financial Officer

/s/ Jacques de Galzain
Jacques de Galzain	Principal Accounting Officer

/s/ Bernard Dufau
Bernard Dufau	Director

Arnaud Lagardère	Director

Name and Signature	Title

/s/ Henri Martre
Henri Martre	Director

/s/ Claudie Haigneré
Claudie Haigneré	Director

/s/ Marcel Roulet
Marcel Roulet	Director

/s/ Jean Simonin
Jean Simonin	Director

Bruno Bezard	Director

Jacques de Larosière	Director

/s/ Henri Serres
Henri Serres	Director

/s/ Hélène Adam
Hélène Adam	Director

/s/ René Bernardi
René Bernardi	Director

/s/ Jean-Michel Gaveau
Jean-Michel Gaveau	Director

/s/ Stéphane Tierce
Stéphane Tierce	Director

Authorized Representative in the United States:

/s/ Michel Huet
Michel Huet

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1

Bylaws (statuts), as amended on May 21, 2007, of France Telecom, incorporated by reference from the Annual Report on Form 20-F for the fiscal year ended December 31, 2006 (File No. 1-14712), filed with the Commission on June 25, 2007.

4.2*	France Telecom US Employee Shareholding Plan Orange Success 2007 Plan Document.

23.1*	Consent of Deloitte & Associés as independent registered public accounting firm of France Telecom.

23.2*	Consent of Ernst & Young Audit as independent registered public accounting firm of France Telecom.

24*	Power of Attorney (included on the signature page).

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* Filed herewith.